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                                                        Exhibit 99

                                  RISK FACTORS

THERE IS NO ASSURANCE THAT THE PROPOSED BUSINESS OF ORBIT DESCRIBED HEREIN WILL BE COMMERCIALLY VIABLE. IN ADDITION, ACTUAL RESULTS OF THE DEVELOPMENT ACTIVITIES, TECHNOLOGICAL DEVELOPMENTS, MARKET AND COMPETITIVE CONDITIONS, RESULTS OF OPERATIONS AND OTHER FACTORS MAY REQUIRE SIGNIFICANT MODIFICATIONS OF ALL OR PART OF THE PROPOSED BUSINESS.

         Potential Securities Act Liabilities. Current management believes the Company has sold securities and notes without registration under the Securities Act of 1933, as amended (the "Act"), or without qualification under the securities (blue sky) laws of certain states. As a result of such sales, and a subsequent transfer of the shares by the original purchasers, the Company may not be able to claim valid exemptions for such sales since the burden of proving any exemption is on the Company. Therefore, no assurances can be given as to any liability which may result from violations of the registration or qualifications provisions of the federal or state securities laws. The Company may thus may have a continuing contingent liability under the Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and various state securities laws for an undetermined amount for an undetermined period.

         Potential Corporation Law Liability. The Company is conducting an internal audit, which has revealed that substantial shares of the Common Stock issued to former directors, and officers may be subject to cancellation. This would reduce the number of outstanding shares. Between December 16, 1992 and February 17, 1994, the Company issued more shares of Common Stock than it had authorized under its Certificate of Incorporation. Thus, approximately 18,000,000 shares of the Common Stock were "overissued."

         Potential Liability for Rescission of Dividends. In February 1994, the Company declared a stock dividend on a ten to one basis of the following corporations, all of which were contemplated subsidiaries of the Company: the TiTRODE Corporation, the Metafuse Corporation, Electronics Recovery Systems, Inc., the Titherm Technology Corporation and Shield Safe, Inc. In connection with such dividends, each subsidiary was to receive a license for a particular technology owned by the Company. The Company's Board of Directors has subsequently rescinded such stock dividends principally because of the concern that such dividends may not comply with the Delaware General Corporations Law since such dividends would strip the Company of most of its valuable assets.
It is possible that a shareholder could challenge the rescission of the dividend and it is unclear whether a Delaware court will uphold such rescission. Thus, the shareholders entitled to such dividends may have a right to seek payment of such dividend.

         Start-Up Company. To date the Company has been engaged in the development of technologies and intends to commercially exploit certain of its technologies with third parties. Until the commencement of sales or licensing of the technologies, the Company will have no operating revenues but will continue to incur substantial expenses. No assurances can be given that the Company can complete development of any technologies or that if a technology is, or in the future may be, fully developed, that it can be manufactured by others on a large scale basis or at a feasible cost. Further, no assurance can be given that any technology will receive market acceptance. The Company is subject to all the risks inherent in the establishment of a new enterprise and the marketing and manufacturing of new products, many of which risks are beyond the control of the Company. There can be no assurances that the proposed business of the Company described herein will be commercially viable. In addition, actual results of the development activities, technological developments, market and competitive conditions, results of operation and other factors may require significant modification of all or part of the Company's proposed business plan. See Item 6. Management's Plan of Operation.

         Accumulated Deficit; Operating Losses; Going Concern. For the year ended December 31, 1996, the Company incurred an aggregate operating loss of $2,027,506. At December 31, 1996, the Company had an accumulated deficit of
$13,136,339 and a working capital deficit of $3,170,881.   The Company has a
ratio of liabilities to tangible assets of 12.9 to 1 as of December 31, 1996. Such operating losses, accumulated deficit and the working capital deficit have increased since such date. The losses are principally due to (1) the Company's unsuccessful search for license, joint venture, or partnership arrangements with entities in industries aligned with the Company's technologies, and (2) a lack of technological and business focus. The report of the Company's independent certified public accountants is qualified with regard to the ability of the Company to continue as a going concern.





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         Significant Defaults.  The Company is in default on a significant number of notes that total approximately $1,150,000 in principal as of December 31, 1996. During 1996, the Company converted $950,000 of principal and related accrued interest amounting to $114,783 into 4,861,091 shares of common stock. See Notes to Consolidated Financial Statements, Note 6. Other debt is disputed and the subject of litigation. See Item 3. Legal Proceedings.

         Need for Additional Financing. The Company has limited working capital. The Company will need to obtain additional financing. The lack of sufficient financing impedes the Company's ability to commercialize those technologies, which could bring the Company revenues in the shortest time. The Company's business objectives may never be met due to a lack of capital. No assurance can be given that additional financing can be obtained, or if obtainable, that the terms will be satisfactory to the Company. The Company is currently discussing future funding options with several investment parties. See Item 6. Management's Plan of Operation. Liquidity and Capital Resources.

         Status of Technology. The Company's technologies, whether patented or unpatented, are in the development stage. The Company's technologies are undergoing certain feasibility studies and testing, and none has proved in actual operations to be commercially viable, except for the TiTRODE type electrodes. Further, even if the Company may have to date received favorable results in connection with such studies and tests, no assurances can be given that any such technology will ultimately be commercially feasible. Except for a technology similar to the Metafusion technology, none of the technologies are currently used on any commercial applications and it cannot be assured when, if ever, any technologies will reach such phase.

         Risk of New Products and Technologies; Product Liability. The marketing of the Company's proposed products has inherent risks. The proposed technologies have not operated over time and under various conditions of actual use. Even if a proposed product is successfully developed, manufactured and marketed, the occurrence of warranty or product's liability, or retraction of market acceptance due to a proposed product failure or failure of such product to operate as expected could lead to potential product liability suits. The Company does not currently have product liability insurance. Development of new technologies for manufacture is frequently subject to unforeseen expenses, difficulties and complications and in some cases such development cannot be accomplished.

         Product Viability. It will be a period of time before any product resulting from the Company's development efforts can be commercially marketed, sold and delivered. There can be no assurances as to when, if ever, the proposed products can be commercially marketed, sold and delivered. In addition, because of such development period and other potential delays, other companies may develop and commence production of similar products prior to the Company commencing any joint venture activities and/or licensing. See Item 1. Description of Business.

         Uncertainty of Market Acceptance; Government Regulation. There is no assurance that the Company's proposed products will attain significant market
acceptance and generate revenues.    Generally, market acceptance of a new and
unproven technology requires substantial efforts to inform potential customers of such new technology's distinctive characteristics. This effort will be crucial in marketing the Company's proposed products. Some of the Company's technology and the proposed products, which result therefrom, if any, may be subject to government regulations, including federal export and trade regulation. See Item 1. Description of Business.

         Technological Change. The technologies upon which any Company's proposed products rely may undergo rapid development and change. There can be no assurance that a technology utilized by the Company will be competitive in light of possible further technological developments and will not become obsolete.

         Competition. There are many firms, substantially all with financial resources, experience and technical staffs larger than those of the Company which have or may have successfully develop products which meet some of the needs intended to be met by the Company's proposed products and some of such companies have established strong market positions in their products. These competitors may respond vigorously to any threat to their established market shares. In addition, other companies may be developing or planning the development of devices competitive with the Company's proposed products.

         Dependence on Licensees: Possible Joint Arrangements. In cases where the Company licenses a technology, the licensees will be responsible for causing any products to be manufactured and marketed. Therefore, in exploiting any technology which is licensed, the Company will be dependent on the efforts and ability (financial and otherwise) of the licensee. No assurances can be given that definitive agreements to form joint ventures or arrangements will be entered into, that the Company will be able to raise any funds required by any joint venture or arrangement or that any joint venture or arrangements would successfully exploit any technology.





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         Risks of Foreign Operations.  Certain studies and tests of the technologies are being conducted outside of the United States. Certain customers for these technologies may be outside the United States, in various parts of the world, including Russia and Ukraine. Thus, the Company may be subject to the risks of operations including currency fluctuations, import/export controls, lack of a well-defined business or legal system, arbitrary government actions, and instability of a political system.

         Lack of Patent Protection. Patents do not cover most of the Company's technologies. Of the technologies described herein, the Company's patents cover only the electronic recovery systems and the original Metafusion Process. Those patents held by the Company may be infringed upon by others and there can be no assurance that the Company will be able to afford the high cost of filing and pursuing an infringement action against any such alleged infringing party. In addition, there can be no assurance that any particular aspect of the Company's technologies will not be found to infringe the claims of other existing patents. Certain technology embodied in the patents covering the Company's Metafusion Process may incorporate technology embodied in patents owned by other entities. Even if other patents infringed, Orbit may not have the financial resources to prosecute. The Company has also filed a number of patent applications. There can be no assurance that additional patents will be issued in respect of the patent applications pending. The Company also relies, to a lesser extent, on trade secrets and confidential disclosure agreements to protect its technology. Neither the issuance of patents nor the use of trade secrets will necessarily protect the Company from other persons using technologies similar to those covered by the Company's patents or trade secrets.

         Lack of Full Time Research and Development Team. In addition to the Company's officers, Orbit currently uses third party subcontractors and non-affiliated laboratories to develop and review applications of its technologies.

         Dependence on Key Individuals. The success of the Company is dependent upon, among other things, the services of Dr. Stephen V. Prewett.
Dr. Prewett is Vice President - Technology Development of the Company.    The
loss of the services of Dr. Prewett for any reason could have a material adverse effect of the prospects of the Company.

         Transactions with Management. Over the past several years there have been substantial transactions between the Company and members of management, including Adrian Joseph, Tatum Singletary and Richard Wall. These transactions include the alleged exchange of technology developed or purchased by Mr. Joseph for shares of Common Stock and/or the payment of shares for debt or for services rendered to others. No assurances can be given that the value of the technology transferred or the services rendered or other items of value exchanged equal the value of the Common Stock transferred to such parties.
Such transfers were not approved by an independent majority of the board of directors and thus may not have been on the same terms as if they were transactions with unaffiliated third parties. An audit is being conducted to review these transactions. Management is currently attempting to rectify the apparent misconduct in these transactions. See Item 3. Legal Proceedings and
Item 12. Certain Relationships and Related Transactions.





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